Exhibit 99.1

PRESS RELEASE

DICK’S Sporting Goods Commences Exchange Offer and Consent Solicitation for Foot Locker’s Senior Notes Due 2029

PITTSBURGH, June 6, 2025 - DICK’S Sporting Goods, Inc. (“DICK’S”) (NYSE: DKS), a leading U.S. based full-line omni-channel sporting goods retailer, today announced that, in connection with its anticipated acquisition of Foot Locker, Inc. (“Foot Locker”), DICK’S has commenced an offer to eligible holders (the “Holders”) to exchange (the “Exchange Offer”) any and all outstanding 4.000% Senior Notes due 2029 issued by Foot Locker (the “Foot Locker Notes”) for (1) up to $400 million aggregate principal amount of new 4.000% Senior Notes due 2029 issued by DICK’S (the “DICK’S Notes”) in principal amount as set forth in the table below and (2) the Consent Payment (as defined below). The Exchange Offer and Consent Solicitation (as defined below) are being conducted in connection with, and are conditioned upon, among other things, the closing of the merger of a subsidiary of DICK’S with and into Foot Locker, with Foot Locker surviving the merger as a wholly owned subsidiary of DICK’S (the “Acquisition”), which condition may not be waived by DICK’S.

In conjunction with the Exchange Offer, DICK’S, on behalf of Foot Locker, is soliciting consents (the “Consent Solicitation”) to adopt certain proposed amendments to the indenture governing the Foot Locker Notes to, among other changes, eliminate substantially all of the restrictive covenants, certain affirmative covenants and certain events of default (the “Proposed Amendments”).

The following table sets forth the Consent Payment, the Exchange Consideration (as defined below), the Early Participation Premium (as defined below) and the Total Consideration (as defined below) for the Foot Locker Notes.

Title of Foot Locker Notes	CUSIP/ISIN No.	Maturity Date	Principal Amount Outstanding	Consent Payment(1)	Exchange Consideration(2)	Early Participation Premium(3)	Total Consideration(4)
4.000% Senior Notes due 2029	144A: 344849AA2 / US344849AA21 Regulation S: U3449AAA5 / USU3449AAA52	10/01/2029	$400,000,000	$2.50 to $5.00	$970 principal amount of DICK’S 4.000% Senior Notes due 2029	$30.00 principal amount of DICK’S 4.000% Senior Notes due 2029	$1,000 principal amount of DICK’S 4.000% Senior Notes due 2029 and the Consent Payment

(1)
Per $1,000 principal amount of Foot Locker Notes validly tendered and not validly withdrawn by the Early Participation Date, the Consent Payment will be an amount equal to the product of $2.50 multiplied by a fraction, the numerator of which is the aggregate principal amount of Foot Locker Notes outstanding as of the Early Participation Date and the denominator of which is the aggregate principal amount of Foot Locker Notes validly tendered and not validly withdrawn by the Early Participation Date. As a result, the Consent Payment for the Foot Locker Notes will range from $2.50 per $1,000 principal amount (if all Eligible Holders tender) to approximately $5.00 per $1,000 principal amount (if Eligible Holders tender a simple majority of the aggregate principal amount of the Foot Locker Notes). Any Consent Payment will be paid on the settlement date.

For the avoidance of doubt, an Eligible Holder that validly tenders Foot Locker Notes and delivers (and does not validly revoke) a consent prior to the Early Participation Date, but withdraws such Foot Locker Notes after the Early Participation Date but prior to the Expiration Date, will receive the Consent Payment, even if such Eligible Holder has withdrawn their Foot Locker Notes after the Early Participation Date or such holder is no longer the beneficial owner of such Foot Locker Notes at the Expiration Date.

Consents may not be revoked after the Consent Revocation Deadline (as defined herein).

(2)	For each $1,000 principal amount of Foot Locker Notes accepted for exchange.

(3)
For each $1,000 principal amount of Foot Locker Notes validly tendered and not validly withdrawn at or prior to the Early Participation Date and accepted for exchange. As discussed in more detail below, each Holder that validly tenders and does not validly withdraw their Foot Locker Notes at or prior to the Early Participation Date will receive a unique voluntary offer instruction number (“VOI number”) in respect of the aggregate principal amount of Foot Locker Notes that such Holder validly tendered at or prior to the Early Participation Date (such VOI number, a “Early Participation VOI Number”) and such Early Participation VOI Number shall evidence that such Holder was the holder of record of such Foot Locker Notes as of the Early Participation Date.  On the settlement date, the Early Participation Premium (as defined herein) will be paid to each Holder whose Foot Locker Notes have been validly tendered and not validly withdrawn at or prior to the Early Participation Date and either (A) has not validly withdrawn the Foot Locker Notes held by such Holder at or prior to the Expiration Date or (B) if the Foot Locker Notes held by such Holder have been validly withdrawn at or prior to the Expiration Date, such Holder, prior to the Expiration Date, (i) has validly re-tendered, and has not validly withdrawn, such Foot Locker Notes and (ii) submitted the Early Participation VOI Number with respect to such tendered Foot Locker Notes. For the avoidance of doubt, a Holder that acquires Foot Locker Notes with an Early Participation VOI Number after the Early Participation Date and validly tenders and does not validly withdraw such Foot Locker Notes at or prior to the Expiration Date, along with the corresponding Early Participation VOI Number, is eligible to receive the Early Participation Premium in addition to the Exchange Consideration. To the extent a Holder tenders or re-tenders Foot Locker Notes at or prior to the Expiration Date with an Early Participation VOI Number that does not match the aggregate principal amount of Foot Locker Notes validly tendered, the tender may be rejected or consideration received by such Holder may be modified. See the Offering Memorandum and Consent Solicitation Statement (as defined herein) for more information.

(4)
For each $1,000 principal amount of Foot Locker Notes.  Includes the Consent Payment, $970 of Exchange Consideration and the Early Participation Premium.  For the avoidance of doubt, (i) consents may not be revoked after the Consent Revocation Deadline, and (ii) unless the Exchange Offer is amended, in no event will any holder of Foot Locker Notes receive more than $1,000 aggregate principal amount of DICK’S Notes for each $1,000 aggregate principal amount of Foot Locker Notes accepted for exchange.

The Exchange Offer and Consent Solicitation are being made pursuant to the terms and subject to the conditions set forth in the offering memorandum and consent solicitation statement, dated as of June 6, 2025 (the “Offering Memorandum and Consent Solicitation Statement”).

The Exchange Offer will expire at 5:00 p.m., New York City time, on August 1, 2025, unless extended (the “Expiration Date”). The settlement date will be promptly after the Expiration Date and is expected to occur no earlier than the second business day after the closing date of the Acquisition.

The Exchange Offer and Consent Solicitation are conditioned upon the tendering of at least a majority of the aggregate principal amount of Foot Locker Notes, although DICK’S may waive such condition at any time, and the closing of the Acquisition, which condition may not be waived by DICK’S. The closing of the Acquisition is not conditioned upon the commencement or completion of the Exchange Offer or Consent Solicitation.

DICK’S, in its sole discretion, may modify or terminate the Exchange Offer and may extend the Early Participation Date, the Expiration Date and/or the settlement date with respect to the Exchange Offer, subject to applicable law.  Any such modification, termination or extension by DICK’S will automatically modify, terminate or extend the Consent Solicitation, as applicable.

As indicated in the table above, for each $1,000 principal amount of Foot Locker Notes validly tendered and not validly withdrawn by the Early Participation Date, Holders will be eligible to receive a cash payment of an amount equal to the product of $2.50 multiplied by a fraction, the numerator of which is the aggregate principal amount of Foot Locker Notes outstanding as of the Early Participation Date and the denominator of which is the aggregate principal amount of Foot Locker Notes validly tendered and not validly withdrawn by the Early Participation Date (such amount, the “Consent Payment”). Consents may not be revoked after the earlier of (i) 5:00 p.m., New York City time, on June 20, 2025, unless extended or terminated, and (ii) the date the supplemental indenture to the indenture governing the Foot Locker Notes implementing the Proposed Amendments is executed (the earlier of (i) and (ii), the “Consent Revocation Deadline”).

For each $1,000 principal amount of Foot Locker Notes validly tendered and not validly withdrawn at or before 5:00 p.m., New York City time, on June 20, 2025, unless extended or terminated (such date and time, as the same may be extended, the “Early Participation Date”) and accepted for exchange, Holders of such Foot Locker Notes will be eligible to receive an early participation premium, payable in principal amount of the DICK’S Notes, equal to $30.00 (the “Early Participation Premium”); provided that the Foot Locker Notes held by the applicable Holder have been validly tendered and not validly withdrawn at or prior to the Early Participation Date and either (A) has not validly withdrawn the Foot Locker Notes held by such Holder at or prior to the Expiration Date or (B) if the Foot Locker Notes held by such Holder have been validly withdrawn at or prior to the Expiration Date, such Holder, prior to the Expiration Date, (i) has validly re-tendered, and has not validly withdrawn, such Foot Locker Notes and (ii) submitted the Early Participation VOI Number with respect to such tendered Foot Locker Notes.

For each $1,000 principal amount of Foot Locker Notes validly tendered and not validly withdrawn prior to the Expiration Date and accepted for exchange, Holders of Foot Locker Notes will be eligible to receive $970 principal amount of DICK’S Notes (the “Exchange Consideration”).  To be eligible to receive the Exchange Consideration, Holders must validly tender (and not validly withdraw) their Foot Locker Notes at or prior to the Expiration Date.

The DICK’S Notes will have the same interest payment dates, maturity date and interest rate as the Foot Locker Notes. The DICK’S Notes will replace the fixed redemption schedule currently included in the Foot Locker Notes with a customary investment grade redemption schedule, including a 3-month par call date and make-whole mechanism as further described in the Offering Memorandum and Consent Solicitation Statement

Documents relating to the Exchange Offer and Consent Solicitation will be distributed only to eligible holders of Foot Locker Notes who certify that they are either (a) a person that is in the “United States” and that it is a “Qualified Institutional Buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”); or (b) a person that is outside of the “United States” and that (i) is not a “U.S. Person,” (ii) is not an “EEA Retail Investor” or “UK Retail Investor,” and (iii) in the case of persons located in the United Kingdom, is a “Relevant Person” (as defined in the Offering Memorandum and Consent Solicitation Statement). The complete terms and conditions of the Exchange Offer and Consent Solicitation are described in the Offering Memorandum and Consent Solicitation Statement, a copy of which may be obtained by contacting Global Bondholder Services Corporation, the exchange agent and information agent in connection with the Exchange Offer and Consent Solicitation, at (855) 654-2015 (U.S. toll-free) or (212) 430-3774 (banks and brokers) or Contact@gbsc-usa.com. The eligibility form is available electronically at: https://gbsc-usa.com/eligibility/dicks.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Exchange Offer and Consent Solicitation are being made solely pursuant to the Offering Memorandum and Consent Solicitation Statement and only to such persons and in such jurisdictions as is permitted under applicable law.

The DICK’S Notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the DICK’S Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified as those that may predict, forecast, indicate or imply future results or performance and by forward-looking words such as “believe”, “anticipate”, “expect”, “estimate”, “predict”, “intend”, “plan”, “project”, “goal”, “will”, “will be”, “will continue”, “will result”, “could”, “may”, “might” or any variations of such words or other words with similar meanings. Any statements about DICK’S, Foot Locker’s or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. These statements are subject to known and unknown risks, uncertainties, assumptions, estimates, and other important factors that change over time, many of which may be beyond DICK’S’, Foot Locker’s and the combined company’s control. DICK’S’, Foot Locker’s and the combined company’s future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the benefits of the Acquisition, including future financial and operating results and the combined company’s plans, objectives, expectations, intentions, growth strategies and culture and other statements that are not historical facts.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to, current macroeconomic conditions, including prolonged inflationary pressures, potential changes to international trade relations, geopolitical conflicts and adverse changes in consumer disposable income; supply chain constraints, delays and disruptions; fluctuations in product costs and availability due to tariffs, currency exchange rate fluctuations, fuel price uncertainty and labor shortages; changes in consumer demand for products in certain categories and consumer lifestyle changes; intense competition in the sporting goods industry; the overall success of DICK’S’, Foot Locker’s and the combined company’s strategic plans and initiatives; DICK’S’, Foot Locker’s and the combined company’s vertical brand strategy and plans; DICK’S’, Foot Locker’s and the combined company’s ability to optimize their respective distribution and fulfillment networks to efficiently deliver merchandise to their stores and the possibility of disruptions; DICK’S’, Foot Locker’s and the combined company’s dependence on suppliers, distributors, and manufacturers to provide sufficient quantities of quality products in a timely fashion; the potential impacts of unauthorized use or disclosure of sensitive or confidential customer, employee, vendor or other information; the risk of problems with DICK’S’, Foot Locker’s and the combined company’s information systems, including e-commerce platforms; DICK’S’, Foot Locker’s and the combined company’s ability to attract and retain customers, executive officers and employees; increasing labor costs; the effects of the performance of professional sports teams within DICK’S’, Foot Locker’s and the combined company’s core regions of operations; DICK’S’, Foot Locker’s and the combined company’s ability to control expenses and manage inventory shrink; the seasonality of certain categories of DICK’S’, Foot Locker’s and the combined company’s operations and weather-related risks; changes in applicable tax laws, regulations, treaties, interpretations and other guidance; product safety and labeling concerns; the projected range of capital expenditures of DICK’S, Foot Locker and the combined company, including costs associated with new store development, relocations and remodels and investments in technology; plans to return capital to stockholders through dividends and share repurchases, if any; DICK’S’, Foot Locker’s and the combined company’s ability to meet market expectations; the influence of DICK’S’ Class B common stockholders and associated possible scrutiny and public pressure; compliance and litigation risks; DICK’S’, Foot Locker’s and the combined company’s ability to protect their respective intellectual property rights or respond to claims of infringement by third parties; the availability of adequate capital; obligations and other provisions related to DICK’S’, Foot Locker’s and the combined company’s indebtedness; DICK’S’, Foot Locker’s and the combined company’s future results of operations and financial condition; the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the Acquisition; the outcome of any legal proceedings that may be instituted against DICK’S or Foot Locker, including with respect to the Acquisition; the possibility that the Acquisition does not close when expected or at all because required regulatory or shareholder approvals or other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Acquisition); the risk that the benefits from the Acquisition, including anticipated cost synergies, may not be fully realized or may take longer to realize than expected; the ability to promptly and effectively integrate the businesses of DICK’S and Foot Locker following the closing of the Acquisition; the dilution caused by the issuance of shares of DICK’S common stock in the Acquisition; the possibility that the Acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the terms of the debt financing incurred in connection with the Acquisition; reputational risk and potential adverse reactions of DICK’S’ or Foot Locker’s customers, employees or other business partners; and the diversion of DICK’S’ and Foot Locker’s management’s attention and time from ongoing business operations and opportunities due to the Acquisition. These factors are not necessarily all of the factors that could cause DICK’S’, Foot Locker’s or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm DICK’S’, Foot Locker’s or the combined company’s results.

For additional information on these and other factors that could affect DICK’S’ or Foot Locker’s actual results, see the risk factors set forth in DICK’S’ and Foot Locker’s filings with the Securities and Exchange Commission (the “SEC”), including DICK’S’ most recent Annual Report on Form 10-K, filed with the SEC on March 27, 2025, and its other filings with the SEC, and Foot Locker’s most recent Annual Report on Form 10-K, filed with the SEC on March 27, 2025, and its other filings with the SEC. DICK’S and Foot Locker disclaim and do not undertake any obligation to update or revise any forward-looking statement in this communication, except as required by applicable law or regulation. Forward-looking statements included in this communication are made as of the date of this communication.

Additional Information about the Merger and Where to Find It
In connection with the Acquisition, DICK’S intends to file with the SEC a registration statement on Form S-4, which will include a proxy statement of Foot Locker that also constitutes a prospectus for the shares of DICK’S common stock to be offered in the Acquisition.  Each of DICK’S and Foot Locker may also file other relevant documents with the SEC regarding the Acquisition. This communication is not a substitute for the proxy statement/prospectus or registration statement or any other document that DICK’S or Foot Locker may file with the SEC.  The definitive proxy statement/prospectus (if and when available) will be mailed to shareholders of Foot Locker.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT DICK’S, FOOT LOCKER, THE ACQUISITION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (if and when available) and other documents containing important information about DICK’S, Foot Locker and the Acquisition once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov.  Copies of the documents filed with the SEC by DICK’S will be available free of charge on DICK’S’ website at https://investors.dicks.com.  Copies of the documents filed with the SEC by Foot Locker will be available free of charge on Foot Locker’s website at https://investors.footlocker-inc.com.

Participants in the Solicitation
DICK’S, Foot Locker and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Acquisition.  Information about the directors and executive officers of DICK’S is set forth in DICK’S’ proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on May 2, 2025 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001089063/000108906325000054/dks-20250501.htm, under the headings “Corporate Governance,” “Director Compensation,” “Executive Compensation,” “Transactions with Related Persons” and “Stock  Ownership,”  DICK’S’ Annual Report on Form 10-K for the fiscal year ended February 1, 2025, which was filed with the SEC on March 27, 2025 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1089063/000108906325000012/dks-20250201.htm, and to the extent holdings of DICK’S securities by its directors or executive officers have changed since the amounts set forth in DICK’S’ proxy statement for its 2025 annual meeting of stockholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership on Form 4, which are filed with the SEC.  Information about the directors and executive officers of Foot Locker is set forth in Foot Locker’s proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on April 10, 2025 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/850209/000110465925033769/tm2425908-3_def14a.htm, under the headings “Governance,” “Director Compensation,” “Executive Compensation” and “Shareholder Ownership,” Foot Locker’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025, which was filed with the SEC on March 27, 2025 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/850209/000143774925009620/floc20241213_10k.htm, and to the extent holdings of Foot Locker securities by its directors or executive officers have changed since the amounts set forth in Foot Locker’s proxy statement for its 2025 annual meeting of shareholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership on Form 4, which are filed with the SEC.

Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the Acquisition when such materials become available.  Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.  Copies of the documents filed with the SEC by DICK’S and Foot Locker will be available free of charge through the website maintained by the SEC at www.sec.gov. Additionally, copies of documents filed with the SEC by DICK’S will be available free of charge on DICK’S’ website at https://investors.dicks.com and those filed by Foot Locker will be available free of charge on Foot Locker’s website at https://investors.footlocker-inc.com.

About DICK’S Sporting Goods, Inc.
DICK’S Sporting Goods (NYSE: DKS) creates confidence and excitement by inspiring, supporting and personally equipping all athletes to achieve their dreams. Founded in 1948 and headquartered in Pittsburgh, the leading omni-channel retailer serves athletes and outdoor enthusiasts in more than 850 DICK’S Sporting Goods, Golf Galaxy, Public Lands and Going Going Gone! stores, online, and through the DICK’S mobile app. DICK’S also owns and operates DICK’S House of Sport and Golf Galaxy Performance Center, as well as GameChanger, a youth sports mobile platform for live streaming, scheduling, communications and scorekeeping.

Driven by its belief that sports have the power to change lives, DICK’S has been a longtime champion for youth sports and, together with its Foundation, has donated millions of dollars to support under-resourced teams and athletes through the Sports Matter program and other community-based initiatives. Additional information about DICK’S business, corporate giving and employment opportunities can be found on dicks.com, investors.dicks.com, sportsmatter.org, dickssportinggoods.jobs and on Instagram, TikTok, Facebook and X.

Contacts:
Investor Relations:
Nate Gilch, Senior Director of Investor Relations
DICK’S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400

Media Relations:
(724) 273-5552 or press@dcsg.com

Category:  Financial

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